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                                                                    Exhibit 10.5

[LETTERHEAD OF ANATEL]

INSTRUMENT OF AUTHORIZATION NO. 206/2002 SPB-ANATEL

     INSTRUMENT OF AUTHORIZATION FOR THE RENDERING OF SWITCH FIXED TELEPHONE SERVICE, OF THE INTERNATIONAL LONG-DISTANCE TYPE, ENTERED INTO BY AND BETWEEN AGENCIA NACIONAL DE TELECOMUNICACOES - ANATEL AND TNL PCS S.A.

By this instrument, AGENCIA NACIONAL DE TELECOMUNICACOES (National Telecommunications Agency), hereinafter referred to as ANATEL, a FEDERAL GOVERNMENT entity, pursuant to Federal Law No. 9472 dated July 16, 1997, the General Telecommunications Law (Lei Geral de Telecomunicacoes - LGT), enrolled in the National Register of Legal Entities of the Finance Ministry (CNPJ/MF) under No. 02.030.715/0001-12, herein represented by its acting President, ANTONIO CARLOS VALENTE DA SILVA, Brazilian, married, engineer, bearer of identity card RG No. 31.547/D-CREA/RJ and enrolled in the Individual Taxpayers' Register of the Finance Ministry (CPF/MF) under No. 371.560.557-04, jointly with board member LUIZ TITO CERASOLI, Brazilian, divorced, engineer, bearer of identity card RG No. 38.592/D-issued by the Regional Council of Engineers, Architects and Agronomists (CREA/RJ) and enrolled in CPF/MF under No. 297.487.047-34, according to approval from its Board of Governors set forth in Act No. 22185 of January 21, 2002, published in the Official Gazette of the Federal Executive (DOU) on January 23, 2002, on the one hand, and TNL PCS S.A., enrolled in CNPJ No. 04.164.616/0001-59, herein represented by its Chief Executive Officer LUIS EDUARDO FALCO PIRES CORREA, Brazilian, married, engineer, bearer of identity card RG No. 6056736-SSP/SP and CPF No. 052.425.988-75, and by the Chief Executive Officer of its controlling company TELE NORTE LESTE PARTICIPACOES S.A.,


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JOSE FERNANDES PAULETTI, Brazilian, married, business manager, bearer of identity card RG No. 4.031.638-IFP/RJ and CPF/MF No. 057.405.920-20, hereinafter referred to as AUTHORIZED PARTY, on the other hand, enter into this INSTRUMENT.

                               SECTION I - PURPOSE

CLAUSE 1.1 - The purpose of this Instrument is to issue an Authorization for the commercial exploration of the Switch Fixed Telephone Service for general public use (STFC) under a private system, of the INTERNATIONAL LONG-DISTANCE type, of any scope whatsoever, with mandatory joint and simultaneous provision of NATIONAL LONG-DISTANCE SERVICE in the service area corresponding to Region IV of the General Concession Plan - PGO, effective as of January 1, 2002.

SOLE PARAGRAPH - The purpose of this Authorization includes the Switch Fixed Telephone Service rendered under a private system in bordering and frontier areas, in accordance with the Anatel regulations, as provided for in the General Concession Plan.

CLAUSE 1.2 - Switch Fixed Telephone Service is a telecommunications service that, via transmission of voice and other signals, is designed to establish a communication between given fixed points, using telephone processes.

CLAUSE 1.3 - AUTHORIZED PARTY has the right to implement, expand and operate trunks, networks and switch centers required for provision of the service, as well as to industrially exploit same, as established in the regulations.

CLAUSE 1.4 - AUTHORIZED PARTY shall ensure free access to the emergency services provided for in the regulations.

                        SECTION II - AUTHORIZATION AMOUNT


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CLAUSE 2.1 - The amount corresponding to this Authorization for providing STFC in the International Long Distance modality of any scope within the national territory service area, with the right to render this service as of January 1, 2002, is included in the amount paid for the authorization to explore the Personal Mobile Service using the "D" radio frequency sub-band, in Region I of
Exhibit I of Bidding Notice No. 001/2000/SPV-ANATEL, which is the subject matter of Instrument of Authorization No. 001/2001/ SPV-ANATEL.

     SECTION III - USE OF RADIO FREQUENCIES AND SERVICE RENDERING CONDITIONS

CLAUSE 3.1 - AUTHORIZED PARTY may use radio frequencies to install fixed land radio communications systems that may be needed for the rendering of the STFC, as established in the regulations.

CLAUSE 3.2 - The right to use radio frequencies for the rendering of STFC shall be granted upon payment of a fee, the amount of which shall be calculated by applying the Public Price Collection Regulations for the Right to Use Radio Frequencies, approved by Resolution No. 68 issued by ANATEL, dated November 20, 1998, subject to article 3, paragraph 1 of these Regulations, which is granted based on the Radio Frequency Use Regulations.

CLAUSE 3.3 - AUTHORIZED PARTY undertakes to provide the service hereunder in such a way as to fully comply with the obligations inherent to the private rendering of such service applying thereto, with due regard for the criteria, formulas and parameters defined in this Instrument of Authorization.

SOLE PARAGRAPH - Noncompliance with the obligations related to the purpose of this Instrument shall subject the AUTHORIZED PARTY to the sanctions established herein, shall allow for the temporary suspension of the Service by Anatel, and, to the extent applicable, shall determine the cancellation of this Authorization, as provided for in article 137 of Law 9472/97.


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CLAUSE 3.4 - AUTHORIZED PARTY shall explore the service provided for herein at its own risk and cost under the full and fair competitive system established in Law 9472, of 1997, and in the General Concession Plan, and it shall be paid the prices charged as provided for in this Instrument of Authorization.

SOLE PARAGRAPH - AUTHORIZED PARTY shall not be entitled to any kind of exclusivity, to any kind of guarantee of financial and economic balance, nor shall it be entitled to claim any right in relation to the admission of new carriers for this same service under either a public or private system.

CLAUSE 3.5 - AUTHORIZED PARTY shall establish the prices it will charge for providing the STFC, and define Service Plans with a framework, form, criteria and prices that are reasonable and nondiscriminatory.

CLAUSE 3.6 - AUTHORIZED PARTY shall establish a standard Basic Service Plan, which shall mandatorily be offered to all prospective users within its entire STFC service area.

CLAUSE 3.7 - AUTHORIZED PARTY may establish Alternative Service Plans with a structure, criteria and prices that are different from those of the Basic Service Plan, which shall be optional to users or prospective users, any discriminatory treatment to be banned.

CLAUSE 3.8 - AUTHORIZED PARTY shall make full disclosure of such Basic and Alternative Service Plans before selling them, informing Anatel with respect to their entire content no later than five (5) business days after each Plan goes on sale.

                      SECTION IV - SERVICE QUALITY CRITERIA

CLAUSE 4.1 - The adequate quality of the service provided by the AUTHORIZED PARTY is presumed herein, this to mean a service that meets such requirements as regularity, efficiency, security, currentness, universality and courtesy.


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PARAGRAPH 1 - Regularity shall be characterized as the ongoing rendering of the service, in strict compliance with the rules issued by Anatel.

PARAGRAPH 2 - Efficiency shall be characterized as the achievement and maintenance of the parameters established in this Instrument of Authorization and provision of services to users in the timeframes established herein.

PARAGRAPH 3 - Security in the provision of the service shall be characterized as the confidentiality of the data related to use of the service by users, as well as fully assured nondisclosure of information transmitted with respect to this service, with due regard for the provision in item V of Clause 7.1.

PARAGRAPH 4 - Currentness shall be characterized by the modernity of the equipment, installations and techniques of the service, with incorporation of new technological developments that definitely benefit users, with due regard for the provisions herein.

PARAGRAPH 5 - Universality shall be characterized as nondiscriminatory provision of the service to any and all users, with the AUTHORIZED PARTY undertaking to render the service to any party requesting same, at the place indicated by the requesting party and according to the regulations.

PARAGRAPH 6 - Courtesy shall be characterized as the respectful and prompt provision of the authorized service to all users, as well as strict compliance with the obligations to promptly and politely offer information or assistance to all those who request the AUTHORIZED PARTY for information, steps or make any other request, be they users or not, as provided for herein.

CLAUSE 4.2 - AUTHORIZED PARTY shall observe the parameters and indicators of the General Quality Goals Plan.


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CLAUSE 4.3 - In the event the provision of the service is interrupted, the
AUTHORIZED PARTY may in no way claim noncompliance with any obligation by Anatel or the federal government.

CLAUSE 4.4 - The rendering of the authorized service may only be interrupted as established in the Switch Fixed Telephone Service regulations issued by Anatel.

                             SECTION V - NUMBER PLAN

CLAUSE 5.1 - With due regard for the regulations, the AUTHORIZED PARTY undertakes to abide by the Switch Fixed Telephone Service Regulations on Numbering issued by Anatel, and shall assure to the service subscriber the portability of access codes within the timeframe defined in these Regulations.

PARAGRAPH 1 - The cost of the investments needed to provide access code portability shall be divided between the AUTHORIZED PARTY and other private or public telecommunications service carriers.

PARAGRAPH 2 - The cost related to management of the consignment process and access code occupation of the Regulations on Numbering shall be imputed to the AUTHORIZED PARTY, as established in the Regulations on Management of Number Resources.

CLAUSE 5.2 - AUTHORIZED PARTY shall be entitled to the Carrier Selection Code without exclusivity, to be defined by ANATEL.

                            SECTION VI - USER BILLING

CLAUSE 6.1 - The billing documents issued by the AUTHORIZED PARTY shall be presented in a clear and well-explained form and shall identify the type and amount of each service provided to the subscriber.


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SOLE PARAGRAPH - AUTHORIZED PARTY shall state in the billing document, provided it does so clearly and explicitly, the amounts owed for the rendering of value added services, as well as other amenities or utilities related to the authorized service.

CLAUSE 6.2. - AUTHORIZED PARTY shall collect from the other telecommunications service providers, with respect to the use of networks, the maximum amounts established by Anatel, with due regard for the regulations.

CLAUSE 6.3. - AUTHORIZED PARTY shall offer a discount to the subscriber affected by any interruption in the rendering of the authorized service, provided it has not been caused thereby, which discount shall be proportional to the period of the interruption, pursuant to the regulations.

         SECTION VII - RIGHTS AND GUARANTEES OF USERS AND OTHER CARRIERS

CLAUSE 7.1 - With due regard for the rules and conditions found herein, users of the service hereunder shall have the following rights:

I - access to the service and enjoyment of the same within the quality, regularity and efficiency standards established herein and in applicable regulations;

II - possibility of requesting suspension or interruption of the service;

III - nondiscriminatory treatment as regards access to and enjoyment of the service;

IV - secure proper information regarding the conditions governing the provision of services and prices thereof;

V - inviolability and secrecy of all communications, with due regard for any cases and conditions established in the Constitution and in law on the breaking of telecommunications secrecy;


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VI - achievement, free of charge and upon request to the user service center maintained by AUTHORIZED PARTY, of the non-disclosure of their access code;

VII - not having subscriber service suspended without due authorization, except in the event of any existing debt directly resulting from use of the service or from noncompliance with the obligations set forth in article 4 of Law 9472, of 1997;

VIII - prior notice regarding any and all changes in the service rendering conditions that affect them directly or indirectly;

IX - privacy in relation to the billing documents and use of their personal data assured by the AUTHORIZED PARTY;

X - AUTHORIZED PARTY's efficient and prompt reply to complaints;

XI - forwarding of complaints and legal claims against the AUTHORIZED PARTY to Anatel and consumer protection organizations;

XII - reparation of damages caused as a result of a breach of their rights;

XIII - assured compliance with all the terms of the subscription agreement they may have entered for the service;

XIV - freely choose the national or international long-distance telephone service carrier;

XV - assured observance of their right to portability of access codes, subject to the regulations;


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XVI - not be under any obligation to use services or acquire goods or equipment that are not in their interest, or to submit to any condition in order to be provided the services hereunder, as established in the regulations;

XVII - substitution of their access code as established in the regulations; and

XVIII - interception, free of charge, and for a period of at least thirty (30) days, of the calls forwarded to the former access code and information of the new access code at the time the provider is changed.

PARAGRAPH 1 - AUTHORIZED PARTY shall diligently regard the obligation of telephone service secrecy and confidentiality of data and information, and use all means and technologies that assure users of this right.

PARAGRAPH 2 - AUTHORIZED PARTY shall make available all technological resources required to assure suspension of the telecommunications secrecy ordered by a court authority, as established in the regulations.

CLAUSE 7.2 - All other telecommunications service carriers shall be assured the following rights in addition to those listed in the preceding Clause:

I - interconnection to the AUTHORIZED PARTY's network on nondiscriminatory economic and operating conditions and technically adequate terms, at equal and fair prices, which are strictly consistent with the provision of the service, with due regard for the Anatel regulations;

II - be provided the service they request to the AUTHORIZED PARTY without any type of discrimination, at market price or at a price negotiated by the parties, and with the applicable discounts in view of cost saving resulting from large scale consumption, with due regard for the regulations; and


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III - obtaining of all information that may be required for their provision of services, including billing information, with due regard for the AUTHORIZED PARTY's right to maintain corporate data confidential, as well as for third-party rights.

PARAGRAPH 1 - Conflicts between the AUTHORIZED PARTY and other carriers shall be resolved administratively by Anatel, as established in the regulations.

PARAGRAPH 2- Anatel shall permanently monitor the relationships between the carriers that use the service authorized hereunder and the AUTHORIZED PARTY, and shall restrain any conduct that may result in injury to any of the parties or violation of economic policy and free competition, and shall, in these cases, report such conduct to the Administrative Economic Defense Council - CADE, after exercising its authority, as provided for in article 19, item XIX, of Law 9472, of 1997.

CLAUSE 7.3. - According to the regulations, any user shall be assured the right to render and enjoy value-added services, which shall occur on technically adequate terms, at equal and fair prices, and AUTHORIZED PARTY shall be forbidden to restrain or limit the enjoyment of the service.

SOLE PARAGRAPH - Value-added service shall mean all activities that add to the service hereunder, without however being confused with them, any new utilities related to access, storage, forwarding, movement or recovery of information.

      SECTION VIII - AUTHORIZED PARTY'S RIGHTS, GUARANTEES, OBLIGATIONS AND
                                  RESTRICTIONS

CLAUSE 8.1 - In addition to the other obligations arising herefrom and pertaining to the rendering of the service, AUTHORIZED PARTY shall be responsible for the following:

I - to render the service in strict compliance with the provisions herein, and fully abide by the Anatel regulations;


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II - to install all equipment and installations needed for rendering the service hereunder in accordance with the specifications set out in this Instrument;

III - to furnish all data and elements related to the service it is requested to Anatel, in the manner and at the interval established in the regulations;

IV - to submit to monitoring by Anatel, and give its agents access to service facilities and to its accounting records;

V - to keep separate accounting records for each service;

VI - to have adequate user information and customer services;

VII - to forward a copy of all covenants and agreements related to the provision of services signed with foreign telecommunications service carriers;

VIII - to disclose, either directly or through third parties, the access code of its subscribers and other subscribers of STFC carriers, under a private and public system, in the Authorization area, excluding those that expressly request omission of their personal data;

IX - to provide, at reasonable dates and prices and on a nondiscriminatory basis, the list of its subscribers to whom it wishes to disclose it;

X - to strictly regard the obligation of telecommunications secrecy and confidentiality, in strict compliance with legal and regulatory provisions;

XI - to respect the privacy of subscribers in relation to billing documents and all their personal data;


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XII - to submit first to Anatel any and all changes it proposes to make to its bylaws or articles of incorporation, including any spin-offs, mergers, transformations, amalgamations, as well as control transfers or changes in corporate capital;

XIII - to assure interconnection to its network to any other telecommunications service carrier, with due regard for the regulations;

XIV - to observe all the rights of other telecommunications service carriers, and refrain from performing any discriminatory conduct or conduct that obstructs the business of such carriers;

XV - to use, where required in the regulations, equipment certified or accepted by Anatel;

XVI - to observe the technical standards and rules in force in Brazil, and refrain from any discriminatory conduct with regard to goods and equipment made in Brazil;

XVII - to place all means, systems and availabilities at the service of civil defense authorities and agents in the event of a public disaster, in order to give them support and to assist the population affected by such disaster;

XVIII - to give priority service to the President of Brazil, his registered representatives, support personnel and committee members, as well as to foreign heads of state, when on an official visit or passing through the Brazilian territory, and provide all necessary means for the adequate communications of such authorities, with due regard for the Anatel regulations;

XIX - to pay all monitoring and operating charges related to its facilities, as provided for in the regulations;


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XX - to annually publish its balance sheet and financial statements at the end of each fiscal year, independently of the legal system under which it operates, with due regard for the provisions in applicable law and in the Anatel regulations;

XXI - to comply with the applicable rules in Brazil governing use of foreign labor, including those holding higher positions;

XXII - to comply with treaties signed between Brazil and other countries and international organizations, as established in the Anatel regulations;

XXIII - to send Anatel a list of all shareholders, separately or as a group, owning five percent (5%) or more of its stock with voting rights, at the time intervals defined by Anatel; and

XXIV - to provide to Anatel any technical, operational, economic, financial, corporate and accounting or other information it may request; and

XXV - to pay a contribution to the Telecommunications Services Universalization Fund, pursuant to applicable law.

PARAGRAPH 1. - Noncompliance with the provisions in this Clause shall subject AUTHORIZED PARTY to the penalties established in this Instrument of Authorization.

PARAGRAPH 2. - AUTHORIZED PARTY, its affiliates, subsidiaries or controllers shall not condition the offer of the service to the acceptance of any other service, or offer any advantages to the user due to said user using additional services to that established hereunder, even if provided by third parties.

CLAUSE 8.2 - Irrespectively of the other provisions set out herein and of the guarantees established in law, the AUTHORIZED PARTY shall have the following rights:


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I - to provide the service in accordance with its corporate strategy, and freely establish its investments, with due regard for the Anatel regulations and the provisions herein;

II - to waive its right to provide the authorized service, as established in article 142 of Law 9472, of 1997, provided it expressly notifies Anatel and users of its decision eighteen (18) months in advance;

III - to appoint a representative to follow up on the monitoring activities of Anatel;

IV - to interrupt or disregard a request for service by a subscriber whose name is on the delinquent subscriber list, as established in Clause 4.4 hereof;

V - to be able to interconnect with other STFC carriers, on nondiscriminatory economic and operational conditions and on technically adequate terms, at equal and fair prices, which are strictly necessary to render the service, with due regard for the Anatel regulations;

VI - to be provided the service it requests from other carriers without any type of discrimination, at market price or at a price negotiated by the parties, and with the applicable discounts in view of cost savings resulting from large scale consumption, with due regard for the regulations;

VII - to obtain all data needed to provide the service, as provided for in item VI, including any on billing, with due regard for the other carriers' right to maintain corporate data confidential, as well as for third-party rights;

VIII - availability of number resources according to the regulations;

IX - to request that Anatel maintain confidential any information gathered during its monitoring activities; and


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X - outsource to third parties the undertaking of activities inherent, accessory or supplementary to the service, as well as the implementation of related projects.

CLAUSE 8.3 - Throughout the validity of this Instrument, AUTHORIZED PARTY shall be solely liable as regards third parties for any acts carried out by its personnel, assigns or contractors in the rendering of STFC, as well as for use of equipment, facilities or networks, and shall hold federal government and Anatel harmless from any claims and/or indemnity demands.

CLAUSE 8.4 - AUTHORIZED PARTY may not create any obstacles to works of public interest, irrespectively of their nature, whenever it is necessary for any public administration body or entity to remove facilities or telephone networks to make such works feasible directly or indirectly.

CLAUSE 8.5 - AUTHORIZED PARTY shall directly enter into agreements regarding the conditions for placing posts and crossbars to hang aerial cables and lines, as well as underground ducts and pipelines to pass cables under public streets and places, with the local municipal authorities governing the service areas, and also with other public service utility companies.

PARAGRAPH 1 - AUTHORIZED PARTY shall make due request to the titleholders of public and private properties over and under which it has to place cable ducts and pipelines or install supports to hang such cables, and secure their consent or easement therefor.

PARAGRAPH 2 - AUTHORIZED PARTY shall negotiate the conditions to overcome any interferences in the network that may be necessary to render the service, including cutting and pruning of trees, with the respective municipal authorities.

CLAUSE 8.6 - In accordance with the provision in article 73 of Law 9472, of 1997, the AUTHORIZED PARTY may use posts, ducts, pipelines and easements belonging to or controlled by other carriers of telecommunications or other services of public interest.


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PARAGRAPH 1 - Use of the means mentioned in the main section of this Clause shall be made on a nondiscriminatory basis and at reasonable and fair prices.

PARAGRAPH 2 - AUTHORIZED PARTY shall make available to the other telecommunications service carriers, classified by Anatel as being of collective interest, all means referred to in the main section of this Clause which it owns or controls, on the same conditions established in the preceding paragraph.

PARAGRAPH 3 - Whenever the AUTHORIZED PARTY fails to come to an agreement with the other carriers on the use of the means referred to in this Clause, it shall be incumbent on Anatel to, alone or together with the other regulatory agencies involved, establish the conditions for such use.

CLAUSE 8.7 - AUTHORIZED PARTY shall maintain a user information and customer service department that is able to receive and process requests, complaints and claims made by users personally or via any remote communication medium fully operative twenty-four (24) hours a day, throughout the validity of this Instrument.

PARAGRAPH 1 - AUTHORIZED PARTY shall disclose to all users the addresses and access codes to its user information and customer service department, and such information shall necessarily be included in the Standard Agreement signed with them in connection with the provision of the service.

PARAGRAPH 2 - AUTHORIZED PARTY shall make available and disclose easy and free access codes where users can send requests via the telephone.

PARAGRAPH 3 - All requests, claims or complaints sent by users via any medium shall be given a service order number, which shall be given to users so that they can follow up thereon.


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PARAGRAPH 4 - The user shall be informed by the AUTHORIZED PARTY within the time frames established in the General Quality Goals Plan regarding steps to be taken in reply to their request, claim or complaint.

PARAGRAPH 5 - Should Anatel find that there is any difficulty in users' accessing the information and customer service department, it may order the AUTHORIZED PARTY to expand the available means of access, under the penalty of its defaulting on the obligation established in this Clause.

CLAUSE 8.8 - On hiring the services and acquiring equipment and materials related to the purpose of this Instrument, the AUTHORIZED PARTY undertakes to consider offers of independent suppliers, including of domestic suppliers, and base its decision regarding the different offers on compliance with objective price, delivery terms and technical specification criteria established in pertinent regulations.

PARAGRAPH 1 - Where offers are equivalent, the AUTHORIZED PARTY undertakes to give priority to companies established in Brazil, equipment and materials made in Brazil, and among these, those using Brazilian technology as a tie-breaking criterion, with the equivalence mentioned herein to be established when cumulatively:

I - the domestic price is lower than or equal to the price of the imported good after customs clearance, plus all due taxes;

II - delivery timeframes are in line with service requirements; and

III - the technical specifications established in pertinent regulations are met and they are certified or accepted by Anatel, as applicable.

PARAGRAPH 2 - Services mean those related to telecommunications systems research and development, planning, design, implementation and physical installation, operation, maintenance, supervision and evaluation tests.


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PARAGRAPH 3 - Operation of the provisions of this clause shall be regulated by
Anatel, including the applicable sanctions.

CLAUSE 8.9 - With due regard for the provisions in Clause 8.10, AUTHORIZED PARTY, its subsidiaries, controllers or any of its shareholders holding, directly or indirectly, five percent (5%) or more of the voting shares of the AUTHORIZED PARTY, may only own nonvoting shares in a STFC concessionaire, capped at twenty percent (20%) of the capital stock. {clause applicable only to sub-band "C"}

CLAUSE 8.10 - Transfer of the shareholding control or of the Authorization shall comply with the provisions in article 136, paragraph 2 of Law 9472, of 1997.

SOLE PARAGRAPH - After the conditions have been met and the timeframe expired as established in Clause 8.10, the transfer of control or Authorization that results in the direct or indirect control by the same shareholder or a group of shareholders, of STFC carriers acting in distinct PGO areas, may not be carried out while Anatel considers that such impediment is necessary for compliance with the Plan, or while the transfer entails losses to competition or places at risk the execution of this Instrument of Authorization, pursuant to the provisions in article 7 of Law 9472 of 1997.

                                   SECTION IX

                     OBLIGATIONS AND PREROGATIVES OF ANATEL

CLAUSE 9.1 - In addition to the other prerogatives inherent to its duty as regulatory agency, and the other obligations arising out of this Instrument, it shall be incumbent on Anatel to:

I - follow up on and inspect provision of the service to ensure compliance with regulations;

II - regulate provision of the authorized service;


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III - apply the penalties set out in the service regulations and specifically in this Instrument;

IV - ensure the good quality of the service, receive, verify and resolve claims and complaints from users, notifying them within ninety (90) days of the action taken to curb any violations of their rights;

V - declare the Authorization extinguished in the events contemplated by Law 9472, of 1997;

VI - put forth its best efforts to guarantee the interconnection, settling any disputes arising between the AUTHORIZED PARTY and the other carriers;

VII - continuously follow up on the relationship between the AUTHORIZED PARTY and the other carriers, settling any conflicts that may arise;

VIII - curb any conduct on the part of the AUTHORIZED PARTY that runs counter to the competitive system, with due regard for the authority of CADE, regulations and particularly the provisions of Clauses 9.2. and 9.3. of this Section;

IX - inspect the service pursuant to this Instrument; and

X - collect the fees relating to the Telecommunications Monitoring Fund - FISTEL, adopting the steps set forth in the law.

CLAUSE 9.2 - Anatel may initiate administrative proceedings to verify the untruthfulness and inconsistency of the conditions declared by the AUTHORIZED PARTY relating to nonparticipation in the control of other companies or to other prohibitions regarding economic concentration, whenever there are indications of material influence of the AUTHORIZED PARTY, its affiliates, subsidiaries or controllers, over STFC carrier(s), such as:


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I - the existence of any kind of material credit or debt transactions among the
AUTHORIZED PARTY, its affiliates, subsidiaries or controllers, and STFC carrier(s);

II - the rendering of guarantees in rem, personal or of any other kind by the AUTHORIZED PARTY, its affiliates, subsidiaries or controllers to STFC carrier(s), or vice versa;

III - the transfer of assets between the AUTHORIZED PARTY, its affiliates, subsidiaries or controllers and STFC carrier(s), on conditions, terms or amounts different from those adopted in the market;

IV - the existence of strategic know-how transfer between the AUTHORIZED PARTY, its affiliates, subsidiaries or controllers and STFC carrier(s);

V - the rendering of telecommunications or related services between the AUTHORIZED PARTY, its affiliates, subsidiaries or controllers and STFC carrier(s) on favored or privileged conditions vis-a-vis other companies operating in the market;

VI - the existence of interconnection agreements between the AUTHORIZED PARTY, its affiliates, subsidiaries or controllers and STFC carrier(s) that stipulate favored or privileged conditions vis-a-vis other companies operating in the market;

VII - the existence of infrastructure sharing agreements between the AUTHORIZED PARTY, its affiliates, subsidiaries or controllers and STFC carrier(s) on favored or privileged conditions vis-a-vis other companies operating in the market;

VIII - the shared use of significant material, technological or human resources by the AUTHORIZED PARTY, its affiliates, subsidiaries or controllers and STFC carrier(s);

IX - the existence of any juristic act between the AUTHORIZED PARTY, its affiliates, subsidiaries or controllers, and any company holding control over a STFC carrier the subject matter of which is the transfer of shares between them or the granting of right of first refusal with regard to transfer of shares between them;

X - the joint contracting of goods or services by competitors; and

XI - other conduct defined in regulations as characteristically indicating economic concentration or exercising of control power among STFC carriers.

SOLE PARAGRAPH - Evidence of the existence of any situation that typifies untruthfulness or inconsistency of the conditions declared by the AUTHORIZED PARTY after the procedure set forth in this Clause may give rise to revocation of this Authorization, pursuant to article 139 of Law 9472, of 1997.

CLAUSE 9.3 - Anatel may furthermore initiate administrative proceedings to investigate the anticompetitive practice set out in Law 8884, of 1994, and, in particular, the adoption of collusive practices or practices that restrain free competition, upon verification of the following indications, among others:

I - the prolonged stability of relative market shares of competitors;

II - the uniform commercial conduct among competitors;

III - the joint contracting of goods or services by competitors;

IV - the prolonged stability of the price levels or structures for the services, or parallelism in price variations;

V - the adoption of uniform service offering conditions or terms among competitors;

VI - the exchange of material information between competitors, relating, among other aspects, to technological, financial or commercial strategies;

VII - the stable division of market operations among competitors;

VIII - the complementarity of plans or projects for network expansion or implementation;

IX - the discrimination in prices or service conditions that benefit certain companies to the detriment of other market players;

X - purchases, sales, leases, free leases or any other form of transfer, either on a temporary or definitive basis, of assets of significant value or of strategic importance among competing companies;

XI - the shared use of significant material, technological or human resources, by competing companies;

XII - the existence of interconnection agreements that stipulate favored or privileged conditions vis-a-vis certain companies in relation to those offered to other market players;

XIII - the existence of infrastructure sharing agreements on favored or privileged conditions for certain companies vis-a-vis those offered to other market players;

XIV - distortion, manipulation, omission or delay on the part of competitors when supplying the information required by Anatel; and

XV - other practices defined as indicia of collusion under the regulations.

SOLE PARAGRAPH - Evidence that the AUTHORIZED PARTY is engaging in collusive or anticompetitive practices may entail, in addition to imposition of the penalties set forth in this Instrument and those imposed by CADE, the cancellation of this AUTHORIZATION.

                           SECTION X - THE AUTHORIZEE

CLAUSE 10.1 - AUTHORIZED PARTY is a company organized under the laws of Brazil, with its principal place of business and management in Brazil, subject to the provisions of Law 9472, of 1997 and Decree 2617, dated June 5, 1998.

                         SECTION XI - MONITORING SYSTEM

CLAUSE 11.1 - Anatel shall monitor the services so as to ensure performance of the commitments hereunder.

PARAGRAPH 1 - Anatel's monitoring shall comprise the inspection of and follow-up on the AUTHORIZED PARTY's activities, equipment and facilities, implying full access to all data and information related to the AUTHORIZED PARTY or third parties.

PARAGRAPH 2 - Information gathered during the monitoring activities shall be published in the Library, except for any information that is considered confidential by Anatel at the AUTHORIZED PARTY's request.

PARAGRAPH 3 - Any information that is deemed confidential pursuant to the preceding paragraph shall only be used in the proceedings related to this Instrument, whereupon Anatel and its designees shall be liable for any full or restricted disclosure of such information unrelated to the use set forth herein.

CLAUSE 11.2 - AUTHORIZED PARTY, by its representative duly appointed, may be present at any and all monitoring activities conducted by Anatel, but it shall not hinder or impair performance of such monitoring activities, on pain of being imposed the penalties contemplated by this Instrument.

                          SECTION XII - INTERCONNECTION

CLAUSE 12.1 - AUTHORIZED PARTY shall permit, facilitate, make available and effect the interconnection between its network and the networks of other carriers of telecommunications services, under a public or private system, upon request of the latter, subject to the regulations.

SOLE PARAGRAPH - The availability of interconnection points shall be negotiated directly between the AUTHORIZED PARTY and the respective carriers, subject to the regulations.

CLAUSE 12.2 - AUTHORIZED PARTY shall be paid a fee for the use of its network in accordance with the Regulations on Fees payable for the use of networks of STFC carriers.

CLAUSE 12.3 - AUTHORIZED PARTY shall have the same rights and shall observe the same interconnection conditions as those applying to other STFC carriers.

SOLE PARAGRAPH - AUTHORIZED PARTY shall make available for interconnection purposes the network elements with the highest technically possible level of unbundling, pursuant to the regulations.

                            SECTION XIII - PENALTIES

CLAUSE 13.1 - By signing this Instrument, the AUTHORIZED PARTY agrees with the following penalties, to be imposed by means of a substantiated decision of Anatel, it being understood that the AUTHORIZED PARTY shall be ensured the right to defense pursuant to its Internal Regulations and without prejudice to other penalties set out in the regulations:

I - for any act or omission that violates the provisions of this Instrument and injures competition in the telecommunications sector: a fine of up to fifty million reais (R$ 50,000,000.00);

II - for violation of the provisions of this Instrument resulting in non-observance of the quality standards and targets envisaged for the service: a fine of up to forty million reais (R$ 40,000,000.00);

III - for any other act or omission not stated in the preceding items and resulting in violation of the user's rights defined herein or entailing losses thereto: a fine of up to thirty million reais (R$ 30,000,000.00);

IV - for any act or omission in violation of clause 8.8 hereof, which deals with retaining of services and acquisition of equipment and materials manufactured in
Brazil: a fine of up to thirty million reais (R$ 30,000,000.00);

V - for any act or omission that hinders or impairs Anatel's monitoring activities set forth in this Instrument: a fine of up to twenty million reais (R$ 20,000,000.00); and

VI - for nonperformance of any obligation expressly set out in this Instrument, except for those indicated in the preceding items: a fine of up to ten million reais (R$ 10,000,000.00).

PARAGRAPH 1 - The seriousness of the violation set forth in items I and III above shall be defined exclusively in accordance with the general criteria prescribed by clause 13.2, and such violation shall be characterized by the AUTHORIZED PARTY's conduct that may directly or indirectly injure competition in the sector, especially:

A) the creation of obstacles or hindrances to the option by another authorized service carrier or national and international long distance service carrier;

B) the refusal to offer interconnection services to a telecommunications service carrier;

C) the creation of obstacles or hindrances to the activity of value-added service carriers;

D) conditioning of the rendering of the authorized service or offering of advantages due to the acquisition by the user of a service outside the scope of this Instrument;

E) the execution of any telecommunications service that is not subject to Anatel's approval;

F) the failure to maintain the quality levels related to interconnection; and

G) the delay in providing information that is essential to the activity of other carriers, particularly with regard to data record.

PARAGRAPH 2 - The provisions set out in item II above shall be considered violated when the quality parameters defined in the General Quality Goals Plan are not observed and the seriousness of such violation shall be defined vis-a-vis the number of users affected thereby and the losses caused, and the following shall be characterized due to the violation, by commission or omission, directly or indirectly, of an obligation established herein that entails violation of the users' rights, especially:

A) interruption in the provision of services for a term exceeding that established in the General Quality Goals Plan;

B) non-allocation in the operation and maintenance of the service of the human and material resources necessary to maintain the minimum quality levels;

C) negligence in modernizing the network, thus affecting the service quality;

D) non-observance of the duty to provide information to user;

E) violation of the telecommunications confidentiality, outside the events set forth by law, even if committed by third parties at the facilities under the responsibility of the AUTHORIZED PARTY;

F) failure to comply with the duty to provide free telephone directories;

G) failure to maintain the user information and service department in the manner prescribed by this Instrument; and

H) price collection in violation of the rules set out in this Instrument and the regulations.

PARAGRAPH 3 - The violation established in item IV shall be deemed to have occurred in the event of nonperformance of the obligation set out in Clause 8.8 and its seriousness shall be defined as provided for in the regulations.

PARAGRAPH 4 - The seriousness of the violation established in item V above shall be defined according to the relevance of the monitoring activity hindered and shall be established according to the violation perpetrated, by commission or omission, directly or indirectly by the AUTHORIZED PARTY or its designees, which may prevent or impair the monitoring activity performed by Anatel, its designees and agents, especially:

A) the AUTHORIZED PARTY's refusal to meet a request for information posed by Anatel in connection with the authorized service or the properties related thereto;

B) the creation of obstacles to the activities performed by Anatel's monitoring agents;

C) the omission in complying with the advertising obligation set forth herein or in the regulations; and

D) failure to provide or untimely provision of any information, data, report or document that pursuant to the regulations or this Instrument, should be remitted to Anatel.

PARAGRAPH 5 - The sanction contemplated by item VI shall be established on identifying the violation of any obligation set out herein that is not included in the previous paragraphs.

PARAGRAPH 6 - The sanction established in item I shall be applied by Anatel irrespectively of any procedures that may be adopted by CADE.

PARAGRAPH 7 - Nonpayment of any fine stipulated in this clause within the time frame established by Anatel shall typify a severe fault and entail collection of a default fine of zero point three three percent (0.33%) per day, capped at ten percent (10%), added by the SELIC reference rate for federal instruments, to be applied on the value of the debt, taking into account all days of the payment delay.

CLAUSE 13.2 - To apply the fines set forth in this Section the rules contained in Title VI of Book III of Law 9472 of 1997, and in the regulations, shall be observed.

PARAGRAPH 1 - Anatel shall observe the circumstances below when defining the seriousness of the sanctions and establishing the fines:

I - the proportionality between the intensity of the penalty and the seriousness of the fault, including as to the number of users affected;

II - the damages caused by the violation to the service and users;

III - the advantage obtained by the AUTHORIZED PARTY as a result of the violation;

IV - the AUTHORIZED PARTY's market share within its geographic service area;

V - the economic and financial situation of the AUTHORIZED PARTY, especially its capability of generating income, and its assets;

VI - the background of the AUTHORIZED PARTY;

VII - specific recidivism, that is, a repeated fault of a like nature after receipt of previous notice; and

VIII - the general circumstances that aggravate or mitigate the violation.

PARAGRAPH 2 - Notwithstanding the specific graduation criteria laid out in each item of the previous clause and others provided for in the regulations, the penalties shall be gradually applied as follows:

I - the violation shall be deemed minor in the event of an involuntary or excusable conduct on the part of the AUTHORIZED PARTY, from which the latter does not benefit;

II - the violation shall be deemed of medium seriousness in the event of a conduct that is inexcusable but does not result in any benefits or gains for the AUTHORIZED PARTY, nor does it affect a significant number of users; and

III - the violation shall be deemed serious when Anatel verifies the existence of one of the following factors:

A) AUTHORIZED PARTY acted in bad faith;

B) the violation resulted from a direct or indirect benefit for the AUTHORIZED PARTY;

C) AUTHORIZED PARTY violates the same provision; and

D) the number of users affected is significant.

PARAGRAPH 3 - For minor violations, when committed for the first time, Anatel may, at its sole discretion, impose a warning penalty on the AUTHORIZED PARTY, which shall be formally notified of the sanction, without prejudice to publication of the decision in the official press.

PARAGRAPH 4 - For imposition of the penalties established in this Section, the Sanctioning Procedure provided for in Anatel's Internal Regulations shall be observed.

PARAGRAPH 5 - Anatel may determine, for the violations set out in clause 13.1, that the AUTHORIZED PARTY deduct from the amount to be paid by way of fine the sums to be refunded to the affected users, and upon application of the penalty Anatel shall set the refund criteria, the payment deadline, and the maximum deduction amount.

PARAGRAPH 6 - The event established in the previous paragraph may only be adopted after verification that the interest or necessity of the users will not suppress the AUTHORIZED PARTY's responsibility for the other civil indemnities payable.

CLAUSE 13.3 - The fines provided for herein shall be levied independently of the events entailing the declaration of expiry set out herein having been established.

CLAUSE 13.4 - The value of the fines stipulated in this Section shall be adjusted on a yearly basis by applying the IGP-DI, and the first adjustment shall mature one year after signing of this Instrument.

                  CHAPTER XIV - EXPIRATION OF THE AUTHORIZATION

CLAUSE 14.1 - The Authorization shall be deemed expired in the event of withdrawal, forfeiture, lapse, waiver or annulment, as per articles 138 through 144 of Law 9472 of 1997 and according to the procedures set out in the regulations.

CLAUSE 14.2 - Expiration of the Authorization for the national or international long-distance type of service shall result in the automatic expiration of the other Authorization.

SOLE PARAGRAPH - The statement of expiration shall not eliminate the imposition of the appropriate penalties hereunder resulting from the violations committed by the AUTHORIZED PARTY.

               CHAPTER XV - LEGAL SYSTEM AND APPLICABLE DOCUMENTS

CLAUSE 15.1 - Without prejudice to other rules set forth in the Brazilian legal system, this Authorization is governed by Law 9472 of 1997 and by the regulations resulting therefrom, especially those related to the authority of the Executive Branch, as provided for in article 18 of such Law, whereupon the latter provisions shall prevail in the event of controversies.

CLAUSE 15.2 - When providing the service authorized herein the Anatel regulations shall be observed, as an integral part of this INSTRUMENT, especially the documents listed below:

I - General Concessions Plan;

II - General Quality Goals Plan;

III - General Telecommunications Services Regulations;

IV - Regulations on Switch Fixed Telephone Services;

V - General Interconnection Regulations;

VI - Regulations on Numbering of the Switch Fixed Telephone Services;

VII - Regulations on Management of Numbering;

VIII - Regulations on Fees for Use of Networks of STFC Carriers;

IX - Regulations on Disclosure of Subscribers' Lists and on Issuance and Distribution of Mandatory and Free of Charge Telephone Directories; and

X - Regulations on Bidding for Concession, Permission and Authorization regarding Telecommunications Service, and Authorization to Use Radio Frequencies.

CLAUSE 15.3 - Bidding Notice No. 001/2000/SPV-ANATEL, and its exhibits, questions and answers, is also an integral part of this Instrument as if it were transcribed therein.

CLAUSE 15.4 - When interpreting the rules and provisions contained in this Instrument, not only the documents mentioned in this Chapter shall be taken into account, but also the general hermeneutics rules and the rules and principles set out in Law 9472 of 1997.

                           CHAPTER XVI - JURISDICTION

CLAUSE 16.1 - The matters arising out of this Instrument shall be settled by the competent court of the Judiciary Section of the Federal Justice of Brasilia, Federal District.

                         CHAPTER XVII - FINAL PROVISION

CLAUSE 17.1 - This Instrument shall take effect as of publication of its extract in the Official Gazette of the Federal Executive.

IN WITNESS WHEREOF, the parties sign this Instrument in two (2) counterparts of identical form and content, in the presence of the undersigned witnesses, so that it can produce its legal and juridical effects.

Brasilia, February _____, 2002.

BY ANATEL:


-------------------------------------
ANTONIO CARLOS VALENTE DA SILVA

Deputy President


---------------------------------------
LUIZ TITO CERASOLI
Board Member


BY THE AUTHORIZED PARTY:


---------------------------------------
LUIS EDUARDO FALCO PIRES CORREA
Chief Executive Officer of TNL PCS S.A.


---------------------------------------
JOSE FERNANDES PAULETTI
Chief Executive Officer of Tele Norte
Leste Participacoes S.A.


WITNESSES:


---------------------------------------
Name: ADRIANA REGINA LEITE NUNES
RG: 1.477.302 SSP/DF


---------------------------------------
Name: GERALDO MAGELA BENICIO JUNIOR
RG: 1.557.007 SSP/DF


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